UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2009

CYCLACEL PHARMACEUTICALS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	0-50626	91-1707622
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Connell Drive, Suite 1500 Berkeley Heights, New Jersey	07922
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 517-7330

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

On August 24, 2009, Cyclacel Pharmaceuticals, Inc. (the “Company”) received a letter from The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that it does not comply with the $10 million minimum stockholders’ equity as required by the continued listing requirements of the Nasdaq Global Market (“Listing Rules”) set forth in Nasdaq Marketplace Rule 5450(b)(1)(A). Nasdaq’s determination was based on a review of the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2009. At that time the Company’s stockholders’ equity was reported at approximately $8.2 million.

Under the Listing Rules, the Company has the opportunity to submit to Nasdaq a specific plan to achieve compliance within 15 calendar days from the date the Company received the letter. The Company intends to submit in a timely manner to the Nasdaq Staff a plan to regain compliance and continue listing on The Nasdaq Global Market. There is no assurance that Nasdaq will accept the Company’s plan to satisfy the stockholders’ equity requirement.

If Nasdaq does not accept the plan, Nasdaq will provide written notice that the Company’s securities will be subject to delisting from The Nasdaq Global Market. In that event, the Company may either apply for listing on The Nasdaq Capital Market, provided it meets the continued listing requirements of that market, or appeal the decision to a Nasdaq Listing Qualifications Panel. In the event of an appeal, the Company’s securities would remain listed on The Nasdaq Global Market pending a decision by the Panel following the hearing.

On August 28, 2009, the Company issued a press release announcing its receipt of Nasdaq’s letter. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

The following exhibit is furnished herewith:

99.1	Press release, dated August 28, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CYCLACEL PHARMACEUTICALS, INC.

By: /s/ Paul McBarron
Name: Paul McBarron
Title: Executive Vice President — Finance,
Chief Financial Officer and Chief
Operating Officer

Date: August 28, 2009

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press release, dated August 28, 2009